SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTIONS 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 12, 2005.

ENTEGRIS, INC.

(Exact name of registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

000-30789	41-1941551
(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Lyman Boulevard, Chaska, MN	55318
(Address of principal executive offices)	(Zip Code)

(952) 556-3131

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On September 12, 2005, the registrant issued a press release announcing that the registrant was exiting certain non-core businesses as described in Item 2.05 below and announcing preliminary revenue estimates for the fourth quarter of fiscal year 2005. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instructions B.2 of Form 8-K, the information in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. The information set forth herein will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On September 12, 2005, the registrant issued a press release, attached hereto as Exhibit 99.1, announcing that the registrant will divest three of its smaller businesses including gas delivery components used in semiconductor production equipment, clean-in-place equipment and stainless steel fluid process systems for life science applications, and tape-and-reel systems used in electronics manufacturing. The businesses to be divested in aggregate have annualized revenue of approximately $50 million, or 8 percent of total sales, and are not currently profitable. The registrant intends to treat these businesses, which employ approximately 350 people, or 13 percent of the current workforce, as discontinued operations in its financial accounting beginning in its first fiscal quarter ending November, 2005. It is expected that these divestitures will be completed in late 2005 or early 2006.

The registrant has determined that it is unable at this time to make a determination of an estimate as to the total amount or range of amounts to be incurred in connection with these divestitures either in the aggregate or by each type of cost associated therewith or of charges that will result in future cash expenditures.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1	Press Release, Dated September 12, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTEGRIS, INC.

Dated: September 12, 2005	By	/s/ John Villas
John Villas,
Senior Vice President & Chief Financial Officer